Exhibit 99.1

FOR IMMEDIATE RELEASE

Company/Investor Contact:	Media Contact:
Veronica Zsolcsak	Kelly Fitzsimmons
Chief Financial Officer	Aspire Communications
781-685-4016	781/862-0323
veronicaz@healthgate.com	kellyf@aspirepr.com

HealthGate Data Corp. Reports First Quarter Results

Burlington, MA – April 23, 2003 – HealthGate® Data Corp. (HGAT), a market-leading provider and electronic publisher of healthcare information for health-related organizations, today announced financial results for the first quarter ended March 31, 2003.

First Quarter Results

Total revenue for the first quarter of 2003 was $1.4 million compared with $1.6 million for the comparable period of 2002. HealthGate’s revenues for the quarter ended March 31, 2003 declined from the prior year primarily due to the expiration of a contract with Blackwell Science in January 2002 for activePress services that HealthGate phased out and the expiration of a contract with a customer that represented 8% of revenue in the first quarter of 2002.

HealthGate’s total costs and expenses for three months ended March 31, 2003 were $2.5 million compared to $2.8 million for the first quarter of 2002. The reductions in expenses were primarily the result of productivity gains and increased use of technology to handle daily business transactions.

During the quarter ended March 31, 2003, HealthGate entered into a settlement agreement that established commissions due under a development and distribution agreement related to fiscal 1999 through 2002. The settlement amount was approximately $0.8 million less than HealthGate had previously accrued.  This amount has been recorded as other income in the quarter ended March 31, 2003.

The company reported a net loss of $0.2 million or a loss per share of $0.03 for the first quarter of 2003 compared to a net loss of $1.1 million or a per share loss of $0.19 for the first quarter of 2002.

Cash and marketable securities at March 31, 2003 was $3.8 million compared to $4.4 million December 31, 2002.

About HealthGate

HealthGate Data Corp. (HGAT) is a market-leading provider and electronic publisher of healthcare information. HealthGate offers customers the most comprehensive content repository of healthcare information, unrivaled in its breadth and depth of content.

HealthGate’s authoritative content is accredited by URAC and is used by healthcare institutions in the U.S. to provide the capability to drive down costs through more effective research and treatment, regulatory compliance, and clinician and patient education. The company’s multi-dimensional XML-based content can be delivered electronically across virtually any technology and tightly integrated into a variety of applications used by its customers.

Since 1999, HealthGate has become an integral part of operations in more than 700 healthcare institutions in the United States. Some of the most respected healthcare institutions in the world, including Brigham and Women’s Hospital, Swedish Medical Center, and HCA now utilize the data provided by HealthGate. The company’s content repository is supported by a flexible, multi-dimensional technology infrastructure designed to enable HealthGate to rapidly develop products and services for customers as well as additional markets such as pharmaceutical companies and payors (insurance companies, governments, and self-insured organizations).

Forward Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. HealthGate’s actual results may differ materially from those contemplated by the forward-looking statements. These forward-looking statements reflect management’s current expectations, are based on many assumptions and are subject to certain risks and uncertainties, including among other things, HealthGate’s ability to generate sufficient revenues; HealthGate’s ability to sell its content products and services and develop new products and services; HealthGate’s ability to keep up with the rapid technological developments in the electronic healthcare industry; reliance on significant customers; unpredictability of quarter-to-quarter results; competition; reliance on computer systems and software; HealthGate’s ability to retain key personnel; and other risk factors that are described in the periodic reports and other documents HealthGate files from time to time with the Securities and Exchange Commission. HealthGate does not intend to update or publicly release any revisions to the forward-looking statements.

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HealthGate Data Corp.

Condensed Balance Sheet

(in thousands)

	March 31, 2003	December 31, 2002

Assets
Current assets:
Cash, cash equivalents and marketable securities	$3,761	$4,449
Accounts receivable, net of allowance for doubtful accounts	788	128
Prepaid expenses and other current assets	275	378
Total current assets	4,824	4,955

Fixed assets, net	850	1,355
Marketing and distribution rights, net	—	—
Other assets	533	582
Total assets	$6,207	$6,892

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital lease obligation	$—	$6
Accounts payable	374	798
Accrued expenses	1,214	1,899
Deferred revenue	2,898	2,166
Total current liabilities	4,486	4,869

Other long-term liabilities	708	807
Total liabilities	5,194	5,676

Stockholders’ equity:
Common stock	180	180
Additional paid-in capital	99,202	99,202
Accumulated deficit	(98,369)	(98,166)
Deferred compensation	—	—
Total common stock and other stockholders’ equity	1,013	1,216

Total liabilities and stockholders’ equity	$6,207	$6,892

HealthGate Data Corp.
Condensed Statement of Operations
(in thousands, except per share data)

	Three months ended March 31, 2003	Three months ended March 31, 2002

Revenue	$1,387	$1,642

Costs and expenses:
Cost of revenue	834	473
Research and development	509	700
Sales and marketing	233	510
General and administrative	879	1,116

Total costs and expenses	2,455	2,799

Loss from operations	(1,068)	(1,157)

Interest and other income (expense), net	864	41

Net loss	$(204)	$(1,116)

Basic and diluted net loss per share	$(0.03)	$(0.19)

Shares used in computing basic and diluted net loss per share	6,015	6,015